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Exhibit 10.17

GIFT AGREEMENT

        This GIFT AGREEMENT (the "Agreement") is delivered to be effective as of the    day of            , 200            (the "Effective Date") by and among HUNTSMAN GROUP INC., a Delaware corporation (the "Company"), and the JON AND KAREN HUNTSMAN FOUNDATION, a private charitable foundation under the provisions of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, (the "Foundation").

Background

        The Foundation is a private charitable foundation organized under the provisions of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, by Jon M. and Karen H. Huntsman, in order to further the charitable intent of the Huntsman family. Currently, nine of the ten voting trustees of the Foundation are members of the Huntsman family, the majority of whom are employees, officers or directors of the Company and/or its affiliated companies.

        The parties desire the charitable contribution made by this Agreement to be made in compliance with all of the applicable provisions of the Code, and accompanying Treasury Regulations governing charitable foundations under the Code, as interpreted and applied by the Internal Revenue Service.

        The Company owns, by and through its subsidiary, Huntsman Headquarters Corporation, a Utah corporation, the office building located at 500 Huntsman Way, Salt Lake City, Utah 84108 (the "Building"), together with the leasehold interest in the land on which the Building is erected and all obligations pursuant thereto (the "Ground Lease"), and an option to acquire certain adjacent real property (the "Option," and together with the Ground Lease, the "Real Property Interests"). The Company, having previously indicated its intent, now desires to make a substantial gift and charitable contribution to the Foundation consisting of the Building and the Real Property Interests, as well as certain appurtenances and fixtures. The parties desire to set forth the terms and conditions of such gift and contribution in this Agreement.

        NOW, THEREFORE, the Company, intending to be legally bound by the terms of this Agreement, and for the purposes herein set forth, does hereby declare and agree as follows:

        Section 1.    Gift, Contribution and Donation.    The Company hereby agrees to give or to cause its subsidiary to give to the Foundation, as a charitable gift, the Building and the Real Property Interests more particularly described at Schedule A hereto, and certain fixtures and appurtenances more particularly identified on Schedule B hereto, on or before the earlier to occur of (a) November 30, 2009 or (b) the date on which the Company and its subsidiaries occupy less than 20% of the office space located on the 2nd and 3rd floors of the Building (the "Completion Date"). Completion of the gift shall be subject to the satisfaction of the following conditions:

          1.1   Acceptance of the gift by the Foundation, in its sole discretion, including assumption of all obligations and duties inherent in or arising out of the Building and the Real Property Interests, other than those described in 2.2 below;

          1.2   The Foundation shall have obtained an opinion of counsel satisfactory to it that acceptance of the gift provided herein shall not cause the Foundation to fail to comply with any applicable rules and regulations governing charitable foundations under the provisions of Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, which charitable foundation is to be organized and operated in compliance with all of the provisions of the Code, and accompanying Treasury Regulations, as such provisions have been interpreted and applied by the Internal Revenue Service or any applicable rules and regulations governing charitable gifts, donations and contributions made to an organization exempt from taxation under the provisions of Section 501(c)(3) of the Code and the accompanying Treasury Regulations, as they now exist or as they may hereafter be amended or modified and as such provisions have been interpreted and applied by the Internal Revenue Service; and

          1.3   The Foundation shall have taken such action as is deemed proper or appropriate by its Board of Trustees to accept the gift described herein and shall have communicated such acceptance to the Company in writing on the Completion Date.

        Section 2.    Covenants of the Company.

          2.1   On or before the Completion Date, the Company shall have vacated the Building or it shall have obtained an opinion of counsel satisfactory to the Foundation to the effect that the Corporation's continued use and occupancy of the Building is not a prohibited act of self-dealing under section 4941 of the Code or otherwise prohibited by any other section applicable to private foundations and organizations organized under Section 501(c)(3) of the Code and the accompanying Treasury Regulations; and

          2.2   On or before the Completion Date, any and all outstanding mortgages on the Building shall have been fully paid and all rights of the mortgagee released, such that the Building shall be free and clear of any debt or other obligation to lenders.

          2.3   The Company and its subsidiaries, successors and assigns, will do, execute and deliver, or will cause to be done, executed and delivered, all such further acts, transfers, assignments, conveyances, additional papers, documents, and other assurances, and shall do any and all acts and things reasonably necessary in connection with the performance of this Agreement and to carry out the intent of the parties hereto, including without limitation complying with all laws and regulations governing charitable contributions made to private foundations organized under Section 501(c)(3) of the Code. Without limiting the generality of the foregoing, in the event that the gift is completed and the Company remains as a tenant in the Building in accordance with Section 2.1 above, it shall enter into an arm's length lease agreement with the Foundation, dated as of the Completion Date providing for fair market rental and other terms and conditions that are consistent with other lease agreements between unrelated parties, similar in place and time (an "Arm's Length Lease").

        Section 3.    Covenants of the Foundation.

          3.1   Arm's Length Lease.    In the event that the gift is completed and the Company provides (i) written notice to the Foundation that it wishes to lease the entire Building, and (ii) an opinion of counsel satisfactory to the Foundation to the effect that the Company's continued use and occupancy of the Building is not a prohibited act of self-dealing under section 4941 of the Code or otherwise prohibited by any other section applicable to private foundations and organizations organized under Section 501(c)(3) of the Code and the accompanying Treasury Regulations, then the Foundation shall enter into an Arm's Length Lease with the Company dated as of the Completion Date as to the entire Building. In the event that the Company wishes to remain a tenant in the Building as to only a portion of the Building, the Foundation shall use its reasonable best efforts to accommodate the desires of the Company to the extent consistent with the goals of the Foundation and applicable law.

          3.2   Obligations Arising out of the Gift.    The Foundation acknowledges and agrees that should the gift be completed, certain obligations arising out of the ownership of the Building and the Real Property Interests shall be assumed by the Foundation including, without limitation, the obligation to pay rent on the Ground Lease, obligations related to maintenance and upkeep of the Building and the grounds appurtenant to the Building, and financial obligations that may arise from exercise of the Option and that upon completion of the gift, the Company shall have no continuing liability or duty with respect to such obligations.

        Section 4.    Miscellaneous.

          4.1.  This Agreement.    This Agreement and the agreements and instruments to be executed and delivered hereunder set forth the entire agreement of the parties with respect to the subject matter hereof and supersede and discharge all prior agreements (written or oral) and negotiations and all contemporaneous oral agreements concerning such subject matter and negotiations.

          4.2.  Non-Waiver.    Unless expressly agreed in writing by the applicable party, neither the failure of nor any delay by any party to this Agreement to enforce any right hereunder or to demand compliance with its terms is a waiver of any right hereunder. No action taken pursuant to this Agreement on one or more occasions is a waiver of any right hereunder or constitutes a course of dealing that modifies this Agreement.

          4.3.  Waivers.    No waiver of any right or remedy under this Agreement shall be binding on any party unless it is in writing and is signed by the party to be affected. No such waiver of any right or remedy under any term of this Agreement shall in any event be deemed to apply to any subsequent default under the same or any other term contained herein.

          4.4.  Amendments.    No amendment, modification or termination of this Agreement shall be binding on any party hereto unless it is in writing and is signed by the party to be charged.

          4.5.  Successors.    The terms of this Agreement shall be binding upon and inure to the benefit of the parties and their respective personal representatives or corporate successors.

          4.6.  Third Parties.    Nothing herein expressed or implied is intended or shall be construed to give any person other than the parties hereto any rights or remedies under this Agreement.

          4.7.  Joint Preparation.    This Agreement shall be deemed to have been prepared jointly by the parties hereto. Any ambiguity herein shall not be interpreted against any party hereto and shall be interpreted as if each of the parties hereto had prepared this Agreement.

          4.8.  Rules of Construction.    In this Agreement, unless the context otherwise requires, words in the singular number include the plural, and in the plural include the singular; and words of the masculine gender include the feminine and the neuter, and when the sense so indicates words of the neuter gender may refer to any gender. The names of the parties, the date and the preamble first above written are part of this Agreement. The captions and section numbers appearing in this Agreement are inserted only as a matter of convenience. They do not define, limit or describe the scope or intent of the provisions of this Agreement.

          4.9.  Notices.    Any notice, request or other communication required or permitted to be given under this Agreement shall be in writing and deemed to have been properly given when delivered in person, or when sent by telecopy or other electronic means and confirmation of receipt is received or two days after being sent by certified or registered United States mail, return receipt requested, postage prepaid, addressed to the party at the address set forth next to such parties' signature hereto and with such copies delivered, transmitted or mailed to such persons as are specified therein. Any party may change his address for notices in the manner set forth above.

          4.10. Counterparts.    This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument, and any party hereto may execute this Agreement by signing and delivering one or more counterparts.

          4.11. Legal Matters.    This Agreement shall be governed by the laws of the State of Utah relating to agreements to be performed in the State of Utah.

          4.12. Charitable Purpose.    It is the intent of the parties that this Agreement and the contributions contemplated hereby shall for all purposes be treated as a charitable contribution made to an organization organized and operated under Section 501(c)(3) of the Code. It is intended that the charitable contributions made by this Agreement be used for charitable, educational or scientific purposes as permitted to an organization organized and operated under Section 501(c)(3) of the Code.

        IN WITNESS WHEREOF, the parties have executed this Gift Agreement as of the Effective Date per the prior agreement and understanding of the parties.

HUNTSMAN GROUP INC.
By:

JON AND KAREN HUNTSMAN FOUNDATION
By:

SCHEDULE A

DESCRIPTION OF BUILDING
AND
REAL PROPERTY INTERESTS

        The "Building" and "Real Property Interests" shall mean all interests of the Company and its affiliates in and to:

        (i)    the following described real property, together with all existing or subsequently erected or affixed buildings, improvements and fixtures, all easements, rights of way and appurtenances, all water, water rights and ditch rights and all other rights, royalties and profits relating to the real property, including without limitation any rights later acquired in the fee simple title to the land, subject to the "Ground Lease", described below, and all minerals, oil, gas, geothermal and similar matters, located in Salt Lake County, State of Utah:

  A parcel of land which is located within the Southeast Quarter of Section 3, Township 1 South, Range 1 East, Salt Lake Base and Meridian, said parcel being more particularly described as follows:

  Beginning at a point which lies North 54 degrees 38'21" East, 33.00 feet perpendicular to a found Salt Lake City street monument representing the PC of a curve along Colorow Drive as represented on the dedication plat thereof, said monument lies South 35 degrees 21'39" East, 632.52 feet from a street monument which lies in the Intersection of Colorow Street and Tabby Lane, said point of beginning also lies West, 1637.41 feet and North 1462.41 feet from the Southwest corner of said Section 3 and running thence North 35 degrees 21'39" West along the Northerly right-of-way line of Colorow Drive, 62.52 feet; thence North 54 degrees 38'21" East 819.94 feet to a point which lies on the Chevron Pipeline right-of-way line; thence South 46 degrees 59'26" East along said pipeline line right-of-way line, 538.89 feet; thence South 54 degrees 38'21" West 843.16 feet; thence North 36 degrees 00'00" West 255.87 feet to the beginning of a curve to the left, said curve having a central angle of 63 degrees 00'00" and a radius of 75.00 feet; thence along the arc of said curve 82.47 feet to the point of tangency; thence South 81 degrees 00'00" and a radius of 75.00 feet; thence along the arc of said curve 82.47 feet to the point of tangency; thence South 81 degrees 00'00" West, 65.06 feet to a point which lies on the Northerly right-of-way line of Colorow Drive, said point also intersects a curve to the left, said curve having a central angle of 17 degrees 07'30" and a radius of 383.00 feet, chord bears North 26 degrees 41'13" West, 115.52 feet; thence along the arc of said curve, 115.96 feet to the point of beginning.

The Building and Real Property Interests are commonly known as 500 Huntsman Way, Salt Lake City, Utah 84108.

The "Ground Lease" shall mean that certain lease made and entered into as of June 1, 1994 by and between the University of Utah, a corporate and body politic as Lessor and Huntsman Headquarters Corporation, a Utah corporation, as Lessee, pursuant to which the Corporation leased the above described real property, upon which the Building is erected, for a term of 40 years, terminating on the 31st day of May, 2034.

        (ii)   That certain Option for Ground Lease granted the 1st day of June, 1994 by the University of Utah, a corporate and body politic, ("Grantor") in favor of Huntsman Headquarters Corporation, a Utah corporation, ("Grantee"), as amended by the First Amendment to Option for Ground Lease dated 23rd May, 2001 by and between Grantor and Grantee, pursuant to which Grantee was granted the right and option to lease the following described real property:

  Beginning at a point which lies East, 199.54 feet and North 0°05'00" East. 831.18 feet from the Southeast corner of said Section 3, said point lies on the North boundary line of Pioneer State

  Park and intersects an existing fence and running thence South 89°59'51" West along said fence, 1280.62 feet to a point which lies on the Easterly boundary line of the Primary Children's Medical Center; thence along said Easterly boundary the following 4 courses: North 36°00'00" West, 249.83 feet, thence South 81°00'00" West, 67.01 feet; thence North 36°00'00" West, 356.00 feet; thence South 81°00'00 West 69.52 feet to a point which lies on the Northerly right-of-way line of Colorow Drive and on a curve to the left, said curve having a central angle of 9°00'47" and radius of 383.00 feet, chord bears North 13°30'24" West, 60.19 feet; thence along the arc and said right-of-way line, 60.25 feet to a point which lies on the Southerly boundary line of the Huntsman property; thence along said Southerly boundary the following 4 courses: North 81°00'00" East, 65.06 feet to the beginning of the curve to the right, said curve having a central angle of 63°00'00 and a radius of 75.00 feet; thence along the arc, 82.47 feet to the point of tangency; thence South 36°00'00" East, 255.87 feet; thence North 54°38'21" East, 843.16 feet to a point which lies on the Chevron pipeline right-of-way line; thence along said pipeline right-of-way the following 3 courses: South 46°59'26" East, 366.70 feet; thence South 52°12'54 "East, 523.82 feet; thence South 85°33'49" East 129.51 feet to a point which lies on the Easterly boundary line of Research Park; thence South 0°05'00" West along said Easterly boundary line, 207.28 feet to the point of beginning.

  Above described tract contains 16.80 acres, more or less.

SCHEDULE B

FIXTURES AND APPURTENANCES

"Fixtures and Appurtenances" shall mean all fixtures, appurtenances, furnishings and other contents actually in or attached to the Building and Real Property on the Completion Date, except for such items ("Exceptions") as may be expressly set forth on a list executed by the Company and appended to this Schedule B at the Completion Date, together with such additional items ("Additions") as may be set forth on a list executed by the Company and appended to this Schedule B at the Completion Date.

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  Exhibit 10.17
GIFT AGREEMENT
Background
  SCHEDULE A
DESCRIPTION OF BUILDING AND REAL PROPERTY INTERESTS
  SCHEDULE B
FIXTURES AND APPURTENANCES